August 21, 2006

Joseph F. Morris
1324 Cinnamon Drive
Fort Washington, PA 19034

Dear Joe:

This letter is to acknowledge your decision to voluntarily resign as President of United America Indemnity Group, Incorporated (“UAIGI”) and President of United America Indemnity, Ltd. (“UAI”) and each company’s acceptance of your resignation. We appreciate your years of service at Penn-America, UAIGI and UAI and we are sorry to see you go. You have indicated an effective resignation date of August 25, 2006 (the “Resignation Date”) and a representative of UAIGI will follow up with you regarding the anticipated transition period. We also appreciate your willingness to assist with transition matters.

As a result of your resignation (and as provided for under Sections 3.06 and Article 4 of your executive employment agreement with UAIGI made as of February 15, 2006, as amended (the “Agreement”)), as of the Resignation Date, UAI, UAIGI and all their affiliates shall have no further payment obligations to you and you will be subject to your post-termination obligations under the Agreement, including your duty to cooperate, and certain confidentiality, non-competition and non-solicitation obligations. You will receive forms under separate cover by which you may elect COBRA continuation coverage; and, until the Resignation Date, you will not be assessed vacation days for those business days during which your physical presence in the office is not necessary.

You, the Boards of Directors of UAI (“UAI Board”) and UAIGI have agreed that, in return for the UAI Board waiving the transfer restrictions on the shares constituting the “First Tranche” (as defined in the Agreement) (the “Waiver”), you will deliver the release attached hereto as Annex A. The Waiver shall be effective as of the expiration of the revocation period referenced in Annex A. The effectiveness of the Waiver shall be subject in all events to your continued compliance with the Agreement and Annex A.

Please indicate your agreement to the foregoing by signing below and returning this letter to me.

Sincerely,	ACKNOWLEDGED AND AGREED:

/s/ Garland P. Pezzuolo

Garland P. Pezzuolo	/s/ Joseph F. Morris

Senior Vice President, General Counsel United America Indemnity Group, Inc. United America Indemnity, Ltd.	Joseph F. Morris Date: 8/25/2006

ANNEX A

RELEASE

R-1. Effective as of August 25, 2006, Joseph F. Morris (“Executive”) on behalf of himself and his affiliates, heirs, executors and successors, hereby remises, releases and forever discharges, and by these present does release and forever discharge United America Indemnity Group, Incorporated (“UAIGI”) and its subsidiaries, parents, affiliates and their respective heirs, divisions, parents, affiliates and related entities, including without limitation, United America Indemnity, Ltd. (“UAI”), Fox Paine & Company, LLC (“Fox Paine”), Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC, Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and each of their past and present directors, members, managers, officers, employees, divisions and successors (including, without limitation, Saul A. Fox, W. Dexter Paine, III, Troy W. Thacker and Justin Reyna) (for purposes of this Release, collectively, the “Company”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (including legal expenses) (all hereinafter referred to as “Claims”), known or unknown, arising through the date of this Release with respect to any matter whatsoever, including without limitation, any Claims arising directly or indirectly out of, or in any way connected with, based upon, or related to, Executive’s employment with the Company, Executive’s rights as a shareholder of UAI in a derivative action, or any claim to compensation or benefits from Executive’s employment with the Company, including any Claims, under local, state, or federal law based on:

(i) claims of discrimination on the basis of race, age, religion, sex, sexual harassment, sexual orientation, national origin, marital status, or disability including without limitation, any claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Pennsylvania Human Relations Act, Pennsylvania Human Relations Commission rules, including, without limitation, the Handicap Discrimination rules, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Whistleblower Law, the Pennsylvania Labor Relations Act, and the Pennsylvania Worker and Community Right to Know Act, each as amended;

(ii) infliction of any tort (including wrongful discharge);

(iii) breach of contract, whether actual or implied, written or oral; and

(iv) any violation of any pension or welfare plans or any other benefit plan or arrangement (including without limitation, ERISA);

provided that the foregoing release shall not apply to claims by Executive (i) to enforce the Employment Agreement (as defined below) with respect to any obligations which survive the termination of Executive’s employment, (ii) for any unpaid base salary earned up to and including August 25th, for 20 days’ accrued but unpaid vacation as of August 25, 2006, and other benefits to which he was entitled up until the date hereof, (iii) that UAI and/or UAIGI have breached their obligations pursuant to this Release or the cover letter hereto, (iv) for unreimbursed business expenses incurred as of the date hereof and for which reimbursement sought in accordance with UAIGI policy, (v) for Executive’s vested benefits under any pension or welfare plan maintained by the Company or its affiliates, (vi) with respect to Executive’s rights with respect to outstanding equity awards or incentives held by Executive, (vii) with respect to any right Executive may have to receive unemployment compensation, or (viii) with respect to any right to be indemnified by the Company pursuant to charter, certificate, by-laws or other constituent documents of the Company, or under any insurance maintained by or for the benefit of the Company (and/or its predecessor), for any liability, cost or expense for which Executive would have been indemnified for actions taken by Executive on behalf of the Company prior to the date of this Release.

R-2. Executive further represents that Executive has not, at any time up to and including the date Executive executed this Release, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature against the Company relating to the matters released above and Executive waives to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released above. Notwithstanding the foregoing, Executive understands and confirms that Executive is entering into this Release (with its covenant not to sue and waiver and release) voluntarily and knowingly, and the foregoing covenant not to sue shall not affect Executive’s right to claim otherwise with respect to Executive’s rights under ADEA.

R-3. Executive agrees that in the event of a breach by Executive or Executive’s heirs or executors of this Release, and in addition to any other rights or remedies the Company may have hereunder or otherwise: (i) the Company will be irreparably damaged and will have no adequate remedy at law, and will be entitled to request an injunction restraining any further breach of this Release; and (ii) the Company will be indemnified and held harmless from and against any and all damages or losses incurred by the Company (including reasonable attorneys’ fees and expenses) as a result of such breach; and (iii) the Company may offset against any amounts otherwise owed Executive damages or losses incurred as a result of a breach of this Release. Executive further agrees that this Release may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this Release that is or may be instituted, prosecuted or maintained by Executive or Executive’s heirs or executors.

R-4. Executive understands that any payments and benefits provided to Executive under the terms of this Release, the cover letter hereto and/or the employment agreement between Executive and UAIGI made as of February 15, 2006 (the “Employment Agreement”) do not constitute an admission by the Company or any affiliate that they have violated any law or legal obligation with respect to Executive’s employment or its termination.

R-5. Executive agrees that Executive will not at any time disparage or encourage or induce others to disparage the Company or call into question the business operations, status or reputation of the Company. For the purposes of this paragraph R-5, the term “disparage” includes, without limitation, comments or statements to the press and/or media or any individual or entity with whom the Company has a business relationship that may adversely affect in any manner (a) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (b) the business reputation of the Company or the quality, standing or character of any of the Company’s products or services. Similarly, the members of the Company’s “Designated Group” (as defined below) agree that they will not at any time disparage or encourage or induce others to disparage Executive or call into question Executive’s status or reputation. For purposes of this Release, “Designated Group” shall mean the representatives of Fox Paine who were specifically listed in paragraph R-1, the directors of UAI, and each member of the senior management team of UAIGI and UAI with the title of senior vice-president or above as of the date of this Release, to the extent actively employed or in active service as a member or director by such entities following the date hereof.

R-6. Executive has reviewed the terms of this Release and confirms that Executive has had the opportunity to confer with an attorney of Executive’s own choosing with respect to the terms of this Release. Executive acknowledges that Executive was advised that Executive could take up to twenty-one (21) days from the date this Release was given to Executive to review this Release and decide whether Executive would enter into this Release. To the extent that Executive has elected to enter into this Release prior to such time, Executive has done so voluntarily, and has knowingly waived such twenty-one (21) day review period. Executive may revoke Executive’s assent to the terms of this Release for a period of seven (7) calendar days after its execution (the “Revocation Period”) by delivering, by hand or overnight carrier, a written notice of revocation prior to 5:00 p.m. EDT on the last day comprising the Revocation Period to the Company. This Release shall become irrevocable automatically upon the expiration of the Revocation Period if Executive does not revoke it in the aforesaid manner.

In witness whereof, this release is executed as of August 25, 2006.

/s/ Joseph F Morris	/s/ Garland P. Pezzuolo

Joseph F. Morris	By: Garland P. Pezzuolo General Counsel